Exhibit (l)(xvii)
HENDERSON GLOBAL FUNDS
SUBSCRIPTION AGREEMENT
1. Share Subscription.  The undersigned hereby agrees to purchase from Henderson Global Funds (the “Trust”), which is a series type mutual fund, 500,000 Class R6 shares of beneficial interest of the Henderson International Small Cap Fund (the “Fund”) (each, a “Share” and collectively, the “Shares”) at a purchase price of $10.00 per share, on the terms and conditions set forth herein and in the preliminary Prospectus described below.  The undersigned hereby tenders $5,000,000.00 for the aggregate purchase price of the Shares.
The undersigned understands that the Trust has filed a post-effective amendment to the Registration Statement (Accession No. 0000891804-16-001531) on Form N-1A with the Securities and Exchange Commission, which contains the preliminary Prospectus describing the Trust, the Fund and the Shares.  By its signature hereto, the undersigned hereby acknowledges receipt of a copy of the preliminary Prospectus.
The undersigned recognizes that the Fund will not be fully operational until such time as it commences the offering of its Shares.  Accordingly, a number of features of the Fund described in the preliminary Prospectus, including, without limitation, the declaration and payment of dividends and redemptions of Shares upon request of shareholders, are not, in fact, in existence at the present time and will not be instituted until the Trust’s post-effective amendment to the Registration Statement on Form N-1A is effective.
2. Representations and Warranties.  The undersigned hereby represents and warrants as follows:
a.  The undersigned acknowledges that the Shares being subscribed for have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any other federal or state securities law;
b.  The undersigned is aware that the sale of Shares under this Agreement is being made in reliance on the exemptions from the registration requirements of the Securities Act for transactions not involving a public offering pursuant to Section 4(a)(2) of the Securities Act and that reliance upon such exemptions is based in part upon representations contained in this Agreement;
c.  If the undersigned purchaser is a natural person, such person is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act and has such knowledge and experience of financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Shares and is able to bear the economic risk of such investment and to make an informed investment decision;

d.  The undersigned is aware no findings or determination as to the fairness for investment, nor any recommendations or endorsement, of the Shares has been made by the Securities and Exchange Commission, the Commodity Futures Trading Commission, any federal regulatory agency, any state regulatory agency, any foreign financial regulatory authority or self-regulatory organization.
e.  The undersigned recognizes that the Fund has only recently been organized and has no financial or operating history and, further, that investment in the Fund involves certain risks, and the undersigned has taken full cognizance of and understands all of the risks related to the purchase of the Shares, and acknowledges that he, she or it has suitable financial resources and anticipated income to bear the economic risk of such an investment;
f.  The undersigned is purchasing the Shares for investment for his, her or its own account and not on behalf of any other person or persons, and not with any intention of redemption, distribution, or resale of the Shares, either in whole or in part;
g.  The undersigned will not sell the Shares purchased hereby without registration of the Shares under the Securities Act or exemption therefrom;
h.  The undersigned has been furnished with, and has carefully read, this Agreement and the preliminary Prospectus and such material documents relating to the Trust and the Fund as he, she or it has requested and as have been provided to the undersigned by the Trust; and
i.  The undersigned has also had the opportunity to ask questions of, and receive answers from, the Trust concerning the Trust and the Fund and the terms of the offering.
IN WITNESS WHEREOF, the undersigned has executed this instrument as of December 5, 2016.
HGI Group Limited /s/ Roger Thompson Name: Roger Thompson Title: Direction